Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 2, 2018.

Pricing Supplement dated May , 2018 to the Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and Prospectus Dated June 30, 2016

The Toronto-Dominion Bank

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Market Linked Securities - Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the shares of the iShares® MSCI EAFE ETF due June 5, 2023

The Toronto-Dominion Bank (the “Bank” or “TD”) is offering the Principal at Risk Securities (the “Securities”) linked to the shares of the iShares® MSCI EAFE ETF (the “Reference Asset”) described below.

If the price of the Reference Asset increases from the Initial Price to the Final Price, at maturity, investors will receive the Principal Amount plus a positive return reflecting 125% to 135% (to be determined on Pricing Date) leveraged participation in the positive return of the Reference Asset. If the price of the Reference Asset remains flat or decreases from the Initial Price to the Final Price but the decrease is not more than 30%, at maturity, investors will receive only the Principal Amount. However, if the price of the Reference Asset decreases from the Initial Price to the Final Price by more than 30%, at maturity, investors will have full exposure to the decrease in the price of the Reference Asset and will lose more than 30%, and possibly all, of the Principal Amount. Specifically, investors will lose 1% of the Principal Amount for each 1% decrease from the Initial Price to the Final Price and may lose all of the Principal Amount. Any payments on the Securities are subject to our credit risk.

The Securities are unsecured and are not savings accounts or insured deposits of a bank. The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

The Securities will not be listed or displayed on any securities exchange or electronic communications network. The Securities will not bear interest.

The Payment at Maturity will be greater than the Principal Amount only if the Percentage Change (as defined herein) is greater than zero. The Securities do not guarantee the return of the Principal Amount and investors may lose all of their investment in the Securities. Any payments on the Securities are subject to our credit risk.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” beginning on page P-9 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 (the “product prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Securities in book-entry only form through the facilities of The Depository Trust Company on or about June 4, 2018, against payment in immediately available funds.

The estimated value of the Securities on the Pricing Date is expected to be between $910.00 and $960.00 per Security, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-11 and “Additional Information Regarding Our Estimated Value of the Securities” on page P-26. The estimated value is expected to be less than the public offering price of the Securities.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Security	$1,000.00	$38.50	$961.50
Total	$	$	$

1 Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $961.50 (96.15%) per Security.

2 The Agents may receive a commission of up to $38.50 (3.85%) per Security and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Securities, or will offer the Securities directly to investors. The Agents may resell the Securities to other securities dealers at the Principal Amount less a concession not in excess of $25.00 per Security. Such securities dealers may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”). The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $1.20 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA. TD will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest) –Selling Restrictions” on page P-24 of this pricing supplement.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC
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Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities
Type of Security:	Market Linked Securities - Leveraged Upside Participation and Contingent Downside
Term:	Approximately 5 years
Reference Asset:	Shares of the iShares® MSCI EAFE ETF (Bloomberg Ticker: EFA)
CUSIP / ISIN:	89114QMW5 / US89114QMW59
Agents:	TDS and Wells Fargo Securities. The Agents may receive a commission of up to $38.50 and may resell the Securities to other securities dealers, including securities dealers acting as custodians, at the Principal Amount less a concession of not in excess of $25.00 per Security. Such securities dealers may include WFA, an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $1.20 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA.
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Security
Pricing Date:	May 30, 2018
Issue Date:	June 4, 2018, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to two business days before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade. See “Plan of Distribution” in the prospectus.
Valuation Date:	May 26, 2023, subject to postponement for market disruption events and non-trading days, as described under “Additional Terms of Your Securities — Market Disruption Events” in this pricing supplement.
Maturity Date:	June 5, 2023. If the Valuation Date is postponed, the Maturity Date will be the later of (i) June 5, 2023 and (ii) the third business day after the postponed Valuation Date.
Payment at Maturity:

If the Final Price is greater than the Initial Price (the Percentage Change is positive), then an investor will receive an amount per Security equal to:

Principal Amount + (Principal Amount x Percentage Change x Leverage Factor).

If the Final Price is equal to or less than the Initial Price, but greater than or equal to the Threshold Price (the Percentage Change is 0% or negative but not below -30%), then an investor will receive an amount per Security equal to:

Principal Amount.

If the Final Price is less than the Threshold Price (the Percentage Change is negative and below -30%), then an investor will receive less than the Principal Amount, if anything, calculated using the following formula:

Principal Amount + Principal Amount x Percentage Change.

If the Final Price is less than the Threshold Price, investors will have full exposure to the decrease in the price of the Reference Asset and will lose more than 30%, and possibly all, of the Principal Amount. Specifically, investors will lose 1% of the Principal Amount for each 1% decrease from the Initial Price to the Final Price and may lose all of the Principal Amount.

All amounts used in or resulting from any calculation relating to the Securities, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC
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Leverage Factor:	Expected to be between 125% - 135%, to be determined on the Pricing Date
Threshold Price:	A price that will be equal to 70% of the Initial Price, to be determined on the Pricing Date
Percentage Change:	(Final Price – Initial Price) / Initial Price, expressed as a percentage
Initial Price:	$ , the Fund Closing Price of the Reference Asset on the Pricing Date
Final Price:	The Fund Closing Price of the Reference Asset on the Valuation Date
Fund Closing Price:	With respect to the Reference Asset on any trading day, the product of (i) the closing price of one share of the Reference Asset (or one unit of any other security for which a Fund Closing Price must be determined) on such trading day and (ii) the Adjustment Factor applicable to the Reference Asset on such trading day.
Adjustment Factor:	With respect to a share of the Reference Asset (or one unit of any other security for which a Fund Closing Price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Reference Asset. See “Additional Terms of Your Securities—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation” below.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing a Security, each holder agrees, in the absence of a statutory or regulatory change or administrative or judicial ruling to the contrary, to characterize the Securities, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Reference Asset. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), and the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Securities.
Calculation Agent:	TD
Listing:	The Securities will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

The Pricing Date, the Issue Date, the Valuation Date and the Maturity Date are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Securities.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC
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Investor Considerations

We have designed the Securities for investors who:

▪	seek 125% to 135% (to be determined on the Pricing Date) exposure to the upside performance of the Reference Asset if the Final Price is greater than the Initial Price;
▪	desire a payment equal to of the Principal Amount at maturity if the Final Price is equal to or greater than the Threshold Price (the Percentage Change is 0% or negative, but not below -30%);
▪	understand that if the Final Price is less than the Threshold Price, they will have full exposure to the decrease in the price of the Reference Asset and will lose more than 30%, and possibly all, of the Principal Amount;
▪	are willing to forgo interest payments on the Securities and dividends on the Reference Asset and the securities comprising the Reference Asset (the “Reference Asset Constituents”);
▪	are willing to accept the credit risk of TD;
▪	seek exposure to a Reference Asset with exposure to companies in the developed markets of Europe, Asia, Australia and the Far East; and
▪	are willing to hold the Securities until maturity.

The Securities are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
▪	seek full return of the Principal Amount at maturity or are unwilling to accept the risk that, if the Final Price is less than the Threshold Price, they will lose more than 30%, and possibly all, of the Principal Amount;
▪	are unwilling to purchase securities with an estimated value that, as of the Pricing Date, is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover hereof;
▪	seek current income in the form of interest payments on the Securities or dividends on the Reference Asset or the Reference Asset Constituents;
▪	seek exposure to the Reference Asset but are unwilling to accept the risk/return trade-offs inherent in the Payment at Maturity for the Securities;
▪	are unwilling to accept the credit risk of TD;
▪	do not seek exposure to a Reference Asset with exposure to companies in the developed markets of Europe, Asia, Australia and the Far East; or
▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC
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Additional Terms of Your Securities

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Securities vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-9 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” ‘TD,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

For purposes of the Securities, the provisions of this section supersede and replace the sections “General Terms of the Notes—Closing Price”; “—Discontinuance of or Material Change to an ETF”; “—Market Disruption Events”; “—Anti-Dilution Adjustments” and “Special Calculation Provisions—Trading Day” in the accompanying product prospectus supplement.

Certain Definitions

A “trading day” means a day, as determined by the Calculation Agent, on which the relevant stock exchange and each related futures or options exchange with respect to the Reference Asset or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

The “relevant stock exchange” for the Reference Asset means the primary exchange or quotation system on which shares (or other applicable securities) of the Reference Asset are traded, as determined by the Calculation Agent.

The “related futures or options exchange” for the Reference Asset means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.

The “closing price” with respect to a share of the Reference Asset (or one unit of any other security for which a closing price must be determined) on any trading day means the official closing price on such day published by the principal United States securities exchange registered under the Exchange Act on which the Reference Asset (or any such other security) is listed or admitted to trading.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the Calculation Agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the Reference Asset or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.
(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Reference Asset or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.
(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Reference Asset or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.
(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market

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participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Reference Asset or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure of the relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.
(F)	The relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any successor fund fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to the Reference Asset or any successor fund; and
(2)	the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for the Reference Asset or any successor fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If the originally scheduled Valuation Date is not a trading day, the Valuation Date will be postponed to the next succeeding trading day. If a market disruption event occurs or is continuing on the Valuation Date, then the Valuation Date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled Valuation Date, that eighth trading day shall be deemed to be the Valuation Date. If the Valuation Date has been postponed eight trading days after the originally scheduled Valuation Date and a market disruption event occurs or is continuing on such eighth trading day, the Calculation Agent will determine the closing price of the Reference Asset on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of the Reference Asset as of the close of trading on such eighth trading day.

Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation

Anti-dilution Adjustments

The Calculation Agent will adjust the Adjustment Factor as specified below if any of the events specified below occurs with respect to the Reference Asset and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the Valuation Date.

The adjustments specified below do not cover all events that could affect the Reference Asset, and there may be other events that could affect the Reference Asset for which the Calculation Agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the Reference Asset, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the Calculation Agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the Calculation Agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Reference Asset.

For any event described below, the Calculation Agent will not be required to adjust the Adjustment Factor unless the adjustment would result in a change to the Adjustment Factor then in effect of at least 0.10%. The Adjustment Factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of securities which a holder of one share (or other applicable security) of the Reference Asset before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the securities are linked has been made by the Reference Asset ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor will be adjusted on the ex-dividend date to equal the prior Adjustment Factor plus the product of the prior Adjustment Factor and the number of shares (or other applicable security) of the Reference Asset which a holder of one

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share (or other applicable security) of the Reference Asset before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Reference Asset paid or distributed is based on a fixed cash equivalent value.

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the Adjustment Factor will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Reference Asset on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Reference Asset on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the Calculation Agent determines, in its sole discretion, is extraordinary or special; and
(2)	“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Reference Asset will equal the amount per share (or other applicable security) of the Reference Asset of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the Calculation Agent in its sole discretion.

A distribution on the securities of the Reference Asset described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

If the Reference Asset declares or makes a distribution to all holders of the shares (or other applicable security) of the Reference Asset of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the Calculation Agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor as it deems appropriate in the circumstances. If the Calculation Agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)	Reorganization Events

If the Reference Asset, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Reference Asset is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or the method of determining the payment at maturity or any other terms of the securities as the Calculation Agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem such event a liquidation event (as defined below).

Liquidation Events

If the Reference Asset is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to the Reference Asset, then, upon the Calculation Agent’s notification of that determination to the trustee and Wells Fargo, any subsequent Fund Closing Price for the Reference Asset will be determined by reference to the Fund Closing Price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the Calculation Agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If the Reference Asset undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any Fund Closing Price of the Reference Asset is to be determined and the Calculation Agent determines that no successor fund is available at such time, then the Calculation Agent will, in its discretion, calculate the Fund Closing Price for the Reference Asset on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Reference Asset, provided that if the Calculation Agent determines in its discretion that it is not practicable to replicate the Reference Asset (including but not limited to the instance in which the Index Sponsor (as defined below) discontinues publication of the Target Index (as defined below)), then the Calculation Agent will calculate the Fund Closing Price for the Reference Asset in accordance with the formula last used to calculate such Fund Closing Price before such liquidation event, but using only those securities that were held by the Reference Asset immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a successor fund is selected or the Calculation Agent calculates the Fund Closing Price as a substitute for the Reference Asset, such successor fund or Fund Closing Price will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to the Reference Asset may adversely affect the value of the securities.

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If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the Calculation Agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating the Reference Asset or a successor fund, or the Target Index, is changed in a material respect, or if the Reference Asset or a successor fund is in any other way modified so that the Reference Asset does not, in the opinion of the Calculation Agent, fairly represent the price of the securities of the Reference Asset or such successor fund had such changes or modifications not been made, then the Calculation Agent may, at the close of business in New York City on the date that any Fund Closing Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a closing price of the Reference Asset comparable to the Reference Asset or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the Fund Closing Price and the payment at maturity with reference to such adjusted closing price of the Reference Asset or such successor fund, as applicable.

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Additional Risk Factors

The Securities involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Securities. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Securities and the suitability of the Securities in light of their particular circumstances.

Principal at Risk.

If the Final Price is less than the Threshold Price, investors in the Securities will lose more than 30%, and possibly all, of their Principal Amount. Specifically, if the Final Price is less than the Threshold Price, investors will lose 1% of the Principal Amount of their Securities for each 1% that the Final Price is less than the Initial Price and may lose all of the Principal Amount. For example, if the Reference Asset has declined by 30.1% from the Initial Price to the Final Price, you will not receive any benefit of the contingent downside feature and you will lose 30.1% of the Principal Amount per Security.

The Securities Do Not Pay Interest and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.

Although the return on the Securities will be based on the performance of the Reference Asset, the payment of any amount due on the Securities is subject to TD’s credit risk. The Securities are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Securities on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Securities. If TD becomes unable to meet its financial obligations as they become due, you may not receive any amounts due under the terms of the Securities.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Securities will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, because an affiliate of Wells Fargo Securities is to conduct hedging activities for us in connection with the Securities, that affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Securities to you in addition to the compensation they would receive for the sale of the Securities.

There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or electronic communications network. The Agents and their respective affiliates may make a market for the Securities; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial.

If you sell your Securities before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset, and as a result, you may suffer substantial losses.

If the Price of the Reference Asset Changes, the Market Value of Your Securities May Not Change in the Same Manner.

Your Securities may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Securities. Even if the price of the Reference Asset increases above the Initial Price during the life of the Securities, the market value of your Securities may not increase by the same amount and could decline.

The Payment at Maturity Is Not Linked to the Fund Closing Price of the Reference Asset at Any Time Other than the Valuation Date.

The Final Price will be based on the Fund Closing Price of the Reference Asset on the Valuation Date. Therefore, if the Fund Closing Price of the Reference Asset dropped precipitously on the Valuation Date, the Payment at Maturity for your Securities may be

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significantly less than it would have been had the Payment at Maturity been linked to the Fund Closing Price of the Reference Asset prior to such drop. Although the actual Fund Closing Price of the Reference Asset on the Maturity Date or at other times during the life of your Securities may be higher than its Fund Closing Price on the Valuation Date, you will not benefit from the Fund Closing Price of the Reference Asset at any time other than the Valuation Date.

You Will Have No Rights to Receive Any Shares of the Reference Asset or Any Reference Asset Constituents held by the Reference Asset, and You Will Not Be Entitled to Dividends or Other Distributions by the Reference Asset.

The Securities are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Securities will not make you a holder of shares of the Reference Asset or any of its Reference Asset Constituents. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the Investment Advisor, or any other rights with respect to the Reference Asset or any of its Reference Asset Constituents. As a result, the return on your Securities may not reflect the return you would realize if you actually owned shares of the Reference Asset or its Reference Asset Constituents and received the dividends paid or other distributions made in connection with them. Your Securities will be paid in cash and you have no right to receive delivery of shares of the Reference Asset or any of its Reference Asset Constituents.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Securities, we mean the value that you could receive for your Securities if you choose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Securities, including:

•	the price of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the price of the Reference Asset;
•	the dividend rates, if applicable, of the Reference Asset and the Reference Asset Constituents;
•	economic, financial, regulatory and political, military or other events that may affect the price of the Reference Asset;
•	interest rates in the market;
•	the time remaining until the Securities mature,
•	any fluctuations in the exchange rate between currencies in which the Reference Asset Constituents are quoted and traded and the U.S. dollar, as applicable; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Securities before maturity, including the price you may receive for your Securities in any market-making transaction.

Past Reference Asset Performance is No Guide to Future Performance.

The actual performance of the Reference Asset over the life of the Securities, as well as the Payment at Maturity, may bear little relation to the historical closing prices of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Securities. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Securities, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

We Have No Affiliation with the Index Sponsor or the Investment Advisor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor or the Investment Advisor.

The Index Sponsor and the Investment Advisor (each, as defined below under “Information Regarding the Reference Asset”) are not affiliates of ours and will not be involved in the offering of the Securities in any way. Consequently, we have no control over the actions of the Index Sponsor or the Investment Advisor, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Securities. The Index Sponsor and the Investment Advisor have no obligation of any sort with respect to the Securities. Thus, the Index Sponsor and the Investment Advisors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities. None of our proceeds from the issuance of the Securities will be delivered to the Index Sponsor or the Investment Advisor.

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Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Securities.

We, the Agents and our respective affiliates may hedge our obligations under the Securities by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset or one or more Reference Asset Constituents.

These trading activities may present a conflict between the holders’ interest in the Securities and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Securities.

We, the Agents and our respective affiliates may, at present or in the future, engage in business with one or more issuers of the Reference Asset Constituents (the “Reference Asset Constituent Issuers”), including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agents’ and our affiliates’ obligations, and your interests as a holder of the Securities. Moreover, we, the Agents or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the price of the Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Securities and the Payment at Maturity, if any.

Estimated Value

The Estimated Value of Your Securities Is Expected to Be Lower Than the Public Offering Price of Your Securities.

The estimated value of your Securities on the Pricing Date is expected to be lower, and may be significantly lower, than the public offering price of your Securities. The difference between the public offering price of your Securities and the estimated value of the Securities reflects costs and expected profits associated with selling and structuring the Securities, as well as hedging our obligations under the Securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.

The estimated value of your Securities on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Securities to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Securities is expected to increase the estimated value of the Securities at any time.

The Estimated Value of the Securities Is Based on Our Internal Pricing Models; These May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Securities on the Pricing Date is based on our internal pricing models. Our pricing models take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of the Securities in the secondary market. As a result, the secondary market price of your Securities may be materially lower than the estimated value of the Securities determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.

The estimated value of the Securities will not be a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time may be based on pricing models that differ from our pricing models and will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market and do not take into account our various costs and expected profits associated with selling and structuring the Securities, as well as hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the public offering price of your Securities. As a result, the price at which the Agents, other affiliates of ours

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or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market (if the Agents make a market in the Securities, which they are not obligated to do) may exceed our estimated value of the Securities on the Pricing Date, as well as the secondary market value of the Securities, for a temporary period after the Pricing Date of the Securities, as discussed further under “Additional Information Regarding Our Estimated Value of the Securities”. The price at which the Agents may initially buy or sell the Securities in the secondary market may not be indicative of future prices of your Securities.

Changes that Affect the Target Index of the Reference Asset Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.

The Reference Asset is an exchange-traded fund (“ETF”) that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the MSCI EAFE® Index (the “Target Index”). The policies of the Index Sponsor concerning the calculation of the Target Index, additions, deletions or substitutions of the components of the Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Target Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The amounts payable on the Securities and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product prospectus supplement, which you should review before investing in the Securities.

The Reference Asset and the Target Index Are Different and the Performance of the Reference Asset May Not Correlate With That of the Target Index.

The performance of the Reference Asset may not exactly replicate the performance of the Target Index because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Target Index. It is also possible that the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of the Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, differences in trading hours between the Reference Asset and the Target Index or due to other circumstances. In addition, because the shares of the Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

The Price of the Reference Asset May Not Completely Track its Net Asset Value.

The price of the Reference Asset will usually track the value of the Target Index, but may not track the Target Index’s value completely. The price of the Reference Asset will reflect costs and fees that the Target Index does not have. In addition, because the shares of the Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

Adjustments to the Reference Asset Could Adversely Affect the Securities.

The Investment Advisor is responsible for calculating and maintaining the Reference Asset. The Investment Advisor can add, delete or substitute the Reference Asset Constituents. The Investment Advisor may make other methodological changes that could change the price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Securities.

An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities Markets.

Because foreign companies or foreign equity securities held by the Reference Asset are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.

An Investment in the Securities Is Subject to Exchange Rate Risk.

The share price of the Reference Asset will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the Reference Asset Constituents are traded. Accordingly, investors in the Securities

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will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the relevant Reference Asset Constituents will be adversely affected and the price of the relevant Reference Asset Constituents, and consequently the closing price of the Reference Asset and the market value of the Securities, may decrease.

Time Zone Differences Between the Cities Where the Reference Asset Constituents Held by the Reference Asset and the Reference Asset Trade May Create Discrepancies in Trading Prices.

As a result of the time zone difference, if applicable, between the cities where the securities comprising the Reference Asset trade and where the shares of the Reference Asset trade, there may be discrepancies between the values of the Reference Asset and the Reference Asset Constituents. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the Reference Asset remaining unchanged for multiple trading days in the city where the shares of the Reference Asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the Reference Asset trades is closed.

The Valuation Date, and Therefore the Maturity Date, May be Postponed In the Case of a Market Disruption Event.

The Valuation Date, and therefore the Maturity Date, may be postponed in the case of a Market Disruption Event or a non-trading day as described herein. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Additional Terms of Your Securities—Market Disruption Events” in this pricing supplement.

Anti-dilution Adjustments Relating To The Shares Of The Reference Asset Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described herein, will be used to determine the Final Price of the Reference Asset. The Adjustment Factor will be adjusted by the Calculation Agent for certain events affecting the shares of the Reference Asset. However, the Calculation Agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the value of the Securities may be adversely affected.

Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Significant aspects of the U.S. tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Securities, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.”

If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Securities and receiving the payments that might be due under the Securities.

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Hypothetical Returns

The examples, table and graph set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Price or the price of the Reference Asset on any trading day prior to the Maturity Date throughout the term of the Securities. All examples, the table and the graph are based on a hypothetical Initial Price of $70.00, assume the Threshold Price is equal to 70% of the Initial Price, a Leverage Factor of 130% (the midpoint of the Leverage Factor range of 125% to 135%), that a holder purchased each Security at the public offering price of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive (the Final Price is greater than the Initial Price).

Percentage Change:	10%
Payment at Maturity:	$1,000 + ($1,000 x 10% x 130%) = $1,000 + $130 = $1,130.00
On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,130.00, a 13.00% return on the Securities.

Example 2—

Calculation of the Payment at Maturity where the Percentage Change is zero or negative, but not below

-30% (the Final Price is less than or equal to the Initial Price, but greater than or equal to the Threshold Price).

	Percentage Change:	-20%
	Payment at Maturity:	$1,000
	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Securities.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative and below -30% (the Final Price is less than the Threshold Price).

Percentage Change:	-35%
Payment at Maturity:	$1,000 + $1,000 x -35% = $1,000 - $350 = $650.00
On a $1,000 investment, a -35% Percentage Change results in a Payment at Maturity of $650.00, a -35.00% return on the Securities.

If the Final Price is less than the Threshold Price (the Percentage Change is negative and below -30%), investors will have full exposure to the decrease in the price of the Reference Asset and will lose more than 30%, and possibly all, of the Principal Amount.

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The following table and graph show the return profile for the Securities at the Maturity Date, assuming that the investor purchased the Securities on the Pricing Date and held the Securities until the Maturity Date. The returns illustrated in the following table are not estimates or forecasts of the Percentage Change or the return on the Securities. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Securities.

Hypothetical Final Price	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[1] (%)
$98.00	40.00%	$1,520.00	52.00%
$91.00	30.00%	$1,390.00	39.00%
$84.00	20.00%	$1,260.00	26.00%
$77.00	10.00%	$1,130.00	13.00%
$73.50	5.00%	$1,065.00	6.50%
$71.75	2.50%	$1,032.50	3.25%
$70.00[2]	0.00%	$1,000.00	0.00%
$63.00	-10.00%	$1,000.00	0.00%
$56.00	-20.00%	$1,000.00	0.00%
$49.00[3]	-30.00%	$1,000.00	0.00%
$42.00	-40.00%	$600.00	-40.00%
$35.00	-50.00%	$500.00	-50.00%
$28.00	-60.00%	$400.00	-60.00%
$21.00	-70.00%	$300.00	-70.00%
$14.00	-80.00%	$200.00	-80.00%
$0.00	-100.00%	$0.00	-100.00%

1 The “return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per Security and the Principal Amount.

2 This is the hypothetical Initial Price; the actual Initial Price will be set on the Pricing Date.

3 This is the hypothetical Threshold Price; the actual Threshold Price will be set on the Pricing Date and will be equal to 70% of the Initial Price.

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Reference Asset as measured from the actual Pricing Date. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

* The graph above represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical Percentage Change of the Reference Asset and the solid line represents the hypothetical return on the Securities for a given Percentage Change in the Reference Asset.

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Determining the Payment at Maturity

On the Maturity Date, you will receive a cash payment per Security, if anything, (the Payment at Maturity) calculated as follows:

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Information Regarding the Reference Asset

We have derived all information contained herein regarding the iShares® MSCI EAFE ETF (the “EFA Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (the “Investment Advisor”), the investment advisor of the EFA Fund. The Bank has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund.

The EFA Fund is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Target Index. The EFA Fund will generally invest at least 90% of its assets in the securities of the Target Index and depositary receipts representing the securities of the Target Index. The EFA Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by the Investment Advisor or its affiliates, as well as in securities not included in the Target Index, but which the Investment Advisor believes will help the EFA Fund track the Target Index.

The Investment Advisor uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in an applicable target index that collectively has an investment profile similar to such target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Target Index. The EFA Fund may or may not hold all of the securities that are included in the Target Index.

Under new continuous listing standards adopted by NYSE Arca (the “Exchange”), the EFA Fund’s primary exchange, which are scheduled to go into effect on January 1, 2018, the EFA Fund will be required to confirm on an ongoing basis that the components of the Target Index satisfy the Exchange’s listing requirements. In the event that the Target Index does not comply with the Exchange’s listing requirements, the EFA Fund will be required to rectify such non-compliance by requesting that MSCI Inc. (the “Index Sponsor”) modify the Target Index, adopting a new index or obtaining relief from the SEC. Failure to rectify this non-compliance may result in the EFA Fund being delisted by the Exchange.

The Target Index was developed by the Index Sponsor and is calculated, maintained and published by the Index Sponsor. The Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of the Target Index at any time. The Target Index has been developed by the Index Sponsor as an equity benchmark for its international stock performance.

As of March 31, 2018, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.32% of the EFA Fund’s average daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of EFA Fund.

As of, the EFA Fund includes stocks from Europe, Australia, Asia and the Far East, including the following 21 developed markets: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As of March 31, 2018, the EFA Fund’s top sector holdings were: Financials (20.88%), Industrials (14.44%), Consumer Discretionary (12.50%), Consumer Staples (10.97%), Health Care (10.08%), Materials (7.93%), Information Technology (6.47%), Energy (5.26%), Telecommunications (3.78%), Real Estate (3.49%), Utilities (3.25%) and Cash and/or Derivatives (0.93%).

The Bank has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

Information filed by iShares Trust with the SEC can be found by reference to its SEC file numbers: 333-92935 and 811-09729.

Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.”

The MSCI EAFE Index

The information below is included only to give insight to the MXEA, the performance of which the EFA attempts to reflect. The return on your Securities is linked to the performance of the EFA, and not to the performance of the MXEA.

We have derived all information contained in this pricing supplement regarding the MXEA, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg. The information reflects the policies of, and is subject to change by the Index Sponsor. MXEA is published by the Index Sponsor, but the Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the MXEA.

The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial level of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEA currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The MXEA is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices discussed below under “The MSCI International Equity Indices.”

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The MSCI International Equity Indices

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

▪	defining the equity universe;
▪	determining the market investable equity universe for each market;
▪	determining market capitalization size segments for each market;
▪	applying index continuity rules for the MSCI Standard Index;
▪	creating style segments within each size segment within each market; and
▪	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

▪	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.
▪	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

The Index Sponsor has announced that, effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) will become eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. As of the November 2015 semi-annual index review, the following countries are foreign listings eligible: Argentina, Bahrain, China, Hong Kong, Israel, Kazakhstan, Mauritius, Netherlands, Peru and Ukraine.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

▪	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.
▪	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
▪	DM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM.
▪	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.
▪	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the MXEF or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

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Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:

▪	Investable Market Index (Large + Mid + Small);
▪	Standard Index (Large + Mid);
▪	Large Cap Index;
▪	Mid Cap Index; or
▪	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

▪	defining the market coverage target range for each size segment;
▪	determining the global minimum size range for each size segment;
▪	determining the market size-segment cutoffs and associated segment number of companies;
▪	assigning companies to the size segments; and
▪	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

▪	updating the indices on the basis of a fully refreshed equity universe;
▪	taking buffer rules into consideration for migration of securities across size and style segments; and
▪	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

▪	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the MXEF;
▪	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
▪	reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

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Historical Information

We obtained the information regarding the historical performance of the Reference Asset in the table below from Bloomberg Financial Markets and have not conducted any independent review or due diligence. The table below sets forth the quarterly high, low, and period-end closing prices of the Reference Asset for each quarter in the period from January 1, 2008 through April 25, 2018. On April 25, 2018, the closing price of the Reference asset was $70.55. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on the Valuation Date.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$78.35	$68.31	$71.90
June 30, 2008	$78.52	$68.10	$68.70
September 30, 2008	$68.04	$53.08	$56.30
December 31, 2008	$55.88	$35.71	$44.87
March 31, 2009	$45.44	$31.69	$37.59
June 30, 2009	$49.04	$38.57	$45.81
September 30, 2009	$55.81	$43.91	$54.70
December 31, 2009	$57.28	$52.66	$55.30
March 31, 2010	$57.96	$50.45	$56.00
June 30, 2010	$58.03	$46.29	$46.51
September 30, 2010	$55.42	$47.09	$54.92
December 31, 2010	$59.46	$54.25	$58.23
March 31, 2011	$61.91	$55.31	$60.09
June 30, 2011	$63.87	$57.10	$60.14
September 30, 2011	$60.80	$46.66	$47.75
December 30, 2011	$55.57	$46.45	$49.53
March 30, 2012	$55.80	$49.15	$54.90
June 29, 2012	$55.51	$46.55	$49.96
September 28, 2012	$55.15	$47.62	$53.00
December 31, 2012	$56.88	$51.96	$56.82
March 28, 2013	$59.89	$56.90	$58.98

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 28, 2013	$63.53	$57.03	$57.38
September 30, 2013	$65.05	$57.55	$63.79
December 31, 2013	$67.06	$62.71	$67.06
March 31, 2014	$68.03	$62.31	$67.17
June 30, 2014	$70.67	$66.26	$68.37
September 30, 2014	$69.25	$64.12	$64.12
December 31, 2014	$64.51	$59.53	$60.84
March 31, 2015	$65.99	$58.48	$64.17
June 30, 2015	$68.42	$63.49	$63.49
September 30, 2015	$65.46	$56.25	$57.32
December 31, 2015	$62.06	$57.50	$58.75
March 31, 2016	$57.80	$51.38	$57.13
June 30, 2016	$59.87	$52.64	$55.81
September 30, 2016	$59.86	$54.44	$59.13
December 30, 2017	$59.20	$56.20	$57.73
March 31, 2017	$62.60	$58.09	$62.29
June 30, 2017	$67.22	$61.44	$65.20
September 29, 2017	$68.48	$64.83	$68.48
December 29, 2017	$70.80	$68.42	$70.31
March 31, 2018	$75.25	$67.94	$69.68
April 25, 2018*	$71.59	$68.72	$70.55

* This pricing supplement includes available information for the second calendar quarter of 2018 for the period from April 1, 2018 through April 25, 2018. Accordingly, the “Quarter High”, “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

The graph below sets forth the information relating to the historical performance of the Reference Asset.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Securities are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Code, final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, the Bank and you agree, in the absence of a statutory or regulatory change or administrative or judicial ruling to the contrary, to characterize your Securities as pre-paid derivative contracts with respect to the Reference Asset. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the discussion below regarding Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Because the Securities are linked to the shares of an ETF, there is a risk that an investment in the Securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A constructive ownership transaction includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ‘‘passthru entities’’ (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Securities is treated as a constructive ownership transaction, any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement) in respect of the Securities would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, redemption or maturity of the Securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption or maturity of the Securities).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the net underlying long-term capital gain would be computed in respect of the Securities. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying passthru entity at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Reference Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Reference Asset directly and that the application of the constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Securities. However, it is also possible that all or a portion of your gain with respect to the Securities could be treated as Excess Gain because the Reference Asset is an ETF, the net underlying long-term capital gain could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Securities the holder had invested, pro rata, the principal amount of the Securities in shares of the Reference Asset and sold those shares for their fair market value on the date the Securities are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Securities could be Excess Gain if you purchase the Securities for an amount that is less than the principal amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the Reference Asset. Furthermore, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Securities after one year could be treated as Excess Gain from a constructive ownership transaction, which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Securities is unclear, you are urged to consult your tax advisors regarding the potential application of the constructive ownership rules to an investment in the Securities.

In the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences — Alternative Treatments” in the product prospectus supplement.

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Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special constructive ownership rules of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax with respect to their investment in the Securities.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Non-U.S. Holders. This section applies only if you are a “non-U.S. holder”. For these purposes, you are a “non-U.S. holder” if you are the beneficial owner of the Securities and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Securities.

If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, as discussed below, gain from the taxable disposition of the Securities generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Securities are not “delta-one” with respect to the Reference Asset or any U.S. Reference Asset Constituent, our counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any U.S. Reference Asset Constituent or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any U.S. Reference Asset Constituent or the Securities. If you enter, or have entered, into other transactions in respect of the Reference Asset, any U.S. Reference Asset

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Constituent or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable withholding agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the Securities cause payments with respect to the Securities to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

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Supplemental Plan of Distribution (Conflicts of Interest) - Selling Restrictions

We have appointed TDS, an affiliate of TD, and Wells Fargo Securities, as the agents for the sale of the Securities. Pursuant to the terms of a distribution agreement, the Agents will purchase the Securities from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, including WFA, or will offer the Securities directly to investors. The Agents may resell the Securities to other registered broker-dealers at the public offering price less a concession not in excess of $25.00 (2.50%) per Security. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $1.20 (0.12%) per Security of the agent’s discount to WFA as a distribution expense fee for each Security sold by WFA. The Agents or other registered broker-dealers will offer the Securities at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $961.50 (96.15%) per Security. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Securities will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We may use this pricing supplement in the initial sale of the Securities. In addition, TDS or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. If a purchaser buys the Securities from us or TDS or another of our affiliates, this pricing supplement is being used in a market-making transaction unless we or TDS or another of our affiliates informs such purchaser otherwise in the confirmation of sale.

Selling Restrictions

Argentina. The Toronto-Dominion Bank U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil. The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile. The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

China. This document does not constitute an offer to sell or the solicitation of an offer to buy any securities in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, the “PRC”) to any person to whom it is unlawful to make the offer or solicitation in the PRC. TD does not represent that this document may be lawfully distributed, or that any securities may be lawfully offered, in compliance with any applicable registration or other requirements in the PRC, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. Neither this document nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with any applicable laws and regulations.

Mexico. The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay. This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Peru. The securities have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (SMV) nor the Lima Stock Exchange Registry (RBVL) for their public offering in Peru under the Peruvian Capital Markets Law (Law N°861/ Supreme Decree N°093-2002) and the decrees and regulations thereunder.

Consequently, the securities may not be offered or sold, directly or indirectly, nor may this pricing supplement, the accompanying supplements or any other offering material relating to the securities be distributed or caused to be distributed in Peru to the general public. The securities may only be offered in a private offering without using mass marketing, which is defined as a marketing strategy utilising mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes

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newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Taiwan. The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Uruguay. The sale of the securities qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The securities must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The securities are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

Prohibition of Sales to European Economic Area Retail Investors

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding Our Estimated Value of the Securities

The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in a final pricing supplement.

The economic terms of the Securities are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, estimated costs which we may incur in connection with the Securities and an estimate of the difference between the amounts we pay to an affiliate of WFS and the amounts that an affiliate of WFS pays to us in connection with hedging your Securities as described further under “Supplemental Plan of Distribution (Conflicts of Interest) - Selling Restrictions” above. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Securities.

On the cover page of this pricing supplement, we have provided the initial estimated value range for the Securities. This range of estimated values was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Securities, and our internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-9. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Securities. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.”

Our estimated value on the Pricing Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately five months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-9 of this pricing supplement.

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